CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-222616 and 333-225948 on Form S-8 of our report dated February 28, 2019, relating to the financial statements of Liberty Oilfield Services Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of Liberty Oilfield Services Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Denver, Colorado
February 28, 2019